Exhibit 3

[FORM OF ETRACS MONTHLY 2XLEVERAGED ISE CLOUD COMPUTING TR INDEX ETN DUE OCTOBER 4, 2041]

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO UBS AG, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 9 ON THE FACE OF THIS SECURITY.

THE PERSON MAKING THE DECISION TO ACQUIRE THIS SECURITY SHALL BE DEEMED, ON BEHALF OF ITSELF AND THE HOLDER, BY ACQUIRING AND HOLDING THIS SECURITY OR EXERCISING ANY RIGHTS RELATED THERETO, TO REPRESENT THAT:

(i) THE FUNDS THAT THE HOLDER IS USING TO ACQUIRE THIS SECURITY ARE NOT THE ASSETS OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN DESCRIBED IN AND SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), A GOVERNMENTAL PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR OTHERWISE; OR

(ii) (A) THE HOLDER WILL RECEIVE NO LESS AND PAY NO MORE THAN “ADEQUATE CONSIDERATION” (WITHIN THE MEANING OF SECTION 408(B)(17) OF ERISA AND SECTION 4975(F)(10) OF THE CODE) IN CONNECTION WITH THE PURCHASE AND HOLDING OF THIS SECURITY; (B) NONE OF THE PURCHASE, HOLDING OR DISPOSITION OF THIS SECURITY

OR THE EXERCISE OF ANY RIGHTS RELATED TO THE SECURITY WILL RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR THE CODE (OR WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION); AND (C) NEITHER THE UBS AG NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR, WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH SUCH PERSON’S ACQUISITION, DISPOSITION OR HOLDING OF THIS SECURITY, OR AS A RESULT OF ANY EXERCISE BY UBS AG OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE SECURITY, AND NO ADVICE PROVIDED BY UBS AG OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF SUCH PURCHASER OR HOLDER IN CONNECTION WITH THIS SECURITY AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS SECURITY.

CUSIP No.: 90267E330

ISIN: US90267E3302

UBS AG

MEDIUM-TERM NOTES, SERIES A

$— ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN due

October 4, 2041

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Principal Amount: $— equal to — Securities at $25.00 per Security

Index: ISE Cloud Computing™ Total Return Index

Initial Trade Date: October 4, 2011

Interest Rate: The principal of this Security shall not bear interest.

Denomination: $25.00 per Security

Payment at Maturity: For each Security, unless earlier redeemed, called or accelerated, the Holder will receive at maturity a cash payment equal to (a) the product of (i) the Current Principal Amount times (ii) the Index Factor as of the Final Valuation Date minus (b) the Accrued Fees as of the Final Valuation Date (the “Cash Settlement Amount”). If the amount so calculated is less than zero, the payment at maturity will be zero.

Early Redemption: The Holder may, subject to the procedural requirements provided under Section 5 hereof, elect to require the Company to redeem the Holder’s Securities in whole or in part on any Trading Day prior to the Maturity

Date commencing on October 14, 2011 through and including September 27, 2041, subject to a minimum redemption amount of at least 50,000 Securities. The Holder, upon early redemption, will receive per Security a cash payment on the relevant Redemption Date equal to (a) the product of (i) the Current Principal Amount times (ii) the Index Factor as of the Valuation Date minus (b) the Accrued Fees as of the Valuation Date minus (c) the Redemption Fee (the “Redemption Amount”). If the amount so calculated is less than zero, the payment upon redemption will be zero.

Call Right: In the event the Company exercises its call right (the “Call Right”), the Holder will receive per Security a cash payment on the relevant Call Settlement Date equal to (a) the product of (i) the Current Principal Amount times (ii) the Index Factor as of the Valuation Date minus (b) the Accrued Fees as of the Valuation Date (the “Call Settlement Amount”). If the amount so calculated is less than zero, the payment upon the Company’s exercise of its Call Right will be zero.

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Acceleration upon Minimum Indicative Value: If, at any time, the Indicative Value for the Securities on any Trading Day (1) equals $5.00 or less or (2) decreases 60% from the closing Indicative Value on the previous Monthly Valuation Date (each such day, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by the Company for a cash payment equal to the Acceleration Amount. The “Acceleration Amount” will equal (a) the product of (i) the Current Principal Amount times (ii) the Index Factor as of the Acceleration Date minus (b) the Accrued Fees as of the Acceleration Date.

Calculation Agent: UBS Securities LLC

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

Listing: NYSE Arca, Inc.

(Face of Security continued on next page)

NEITHER THE INDEX SPONSOR (AS DEFINED BELOW) NOR UBS AG GUARANTEES THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE ISE CLOUD COMPUTING™ TOTAL RETURN INDEX (THE “INDEX”) OR ANY DATA INCLUDED THEREIN. NEITHER THE INDEX SPONSOR NOR UBS AG SHALL HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. NEITHER THE INDEX SPONSOR NOR UBS AG MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THIS SECURITY OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). NEITHER THE INDEX SPONSOR NOR UBS AG MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL THE INDEX SPONSOR OR UBS AG HAVE ANY LIABILITY FOR ANY LOST PROFITS OR PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Acceleration Settlement Date” means the third Trading Day following the Acceleration Date.

“Accrued Fees” means, as of any date of determination, the sum of (i) the Accrued Tracking Fee as of such date, and (ii) the Accrued Financing Charges as of such date.

“Accrued Financing Charges” means, per Security:

(1) $0 on the Initial Trade Date;

(2) on the first Monthly Valuation Date, an amount equal to (a) the product of (i) the Financing Level on the Initial Trade Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the Initial Trade Date to, and including, the first Monthly Valuation Date divided by (b) 360;

(3) on any subsequent Monthly Valuation Date, an amount equal to (a) the product of (i) the Financing Level on the immediately preceding Monthly Valuation Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, the then current Monthly Valuation Date divided by (b) 360; and

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(4) as of any Valuation Date or the Final Valuation Date, as applicable, an amount equal to (a) the product of (i) the Financing Level on the immediately preceding Monthly Valuation Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, such Valuation Date or the Final Valuation Date, as applicable, divided by (b) 360.

“Accrued Tracking Fee” means,

(1) The Accrued Tracking Fee with respect to the first Monthly Valuation Date is an amount equal to the product of:

(a) the Tracking Fee as of the first Monthly Valuation Date and

(b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the Initial Trade Date to, and including, the first Monthly Valuation Date, and the denominator of which is 365.

(2) The Accrued Tracking Fee with respect to any Monthly Valuation Date other than the first Monthly Valuation Date is an amount equal to the product of:

(a) the Tracking Fee as of such Monthly Valuation Date and

(b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, such Monthly Valuation Date, and the denominator of which is 365.

(3) The Accrued Tracking Fee as of any Valuation Date or the Final Valuation Date, as applicable, is an amount equal to the product of:

(a) the Tracking Fee calculated as of such Valuation Date or the Final Valuation Date, as applicable, and

(b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date (or, if the Acceleration Date or Valuation Date occurs prior to the first Monthly Valuation Date, the period from, but excluding, the Initial Trade Date) to, and including, such Valuation Date or the Final Valuation Date, and the denominator of which is 365.

“Bloomberg” means Bloomberg L.P.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

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“Call Settlement Date” means any Trading Day occurring on or after October 8, 2012 through and including the Maturity Date, which is also the third Trading Day following the applicable Valuation Date, subject to adjustment as provided under Section 3 hereof.

“Current Indicative Value” means, as determined by the Calculation Agent as of any date of determination, an amount per Security, equal to the product of (i) the Current Principal Amount and (ii) the Index Factor as of such date.

“Current Principal Amount” means, for the period from the Initial Trade Date to October 31, 2011 (the “initial calendar month”), $25.00 per Security. For each subsequent calendar month, the Current Principal Amount for each Security will be reset as follows on the Monthly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable Monthly Valuation Date - Accrued Tracking Fee on the applicable Monthly Valuation Date - Accrued Financing Charges on the applicable Monthly Valuation Date.

“Default Amount” means, on any day, an amount in U.S. dollars equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking), plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and notify the other in writing of such quotation. If the Company or any Holder obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount.

“Default Quotation Period” shall be the period beginning on the day the Default Amount first becomes due and payable and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as provided above, unless such quotation is objected to as provided above within five Business Days after such first

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Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Principal Amount.

“Financing Level” means, on the Initial Trade Date, $25. On any subsequent Monthly Valuation Date after the first Monthly Valuation Date, the Financing Level will equal the Current Principal Amount.

“Financing Rate” means an amount equal to the sum of (a) 0.40% per annum and (b) the London interbank offered rate (British Banker’s Association) for three-month deposits in U.S. Dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent), as of 11:00 a.m., London time, on the day that is two London Business Days prior to the immediately preceding Monthly Valuation Date.

“Index Calculation Agent” means the entity that calculates the level of the Index, which is currently Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”).

“Index Closing Level” means as of any date of determination, the closing level of the Index as reported on the ISE and Bloomberg; provided, however, that if the closing level of the Index as reported on the ISE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent.

“Index constituents” means the companies involved in the cloud computing industry included in the Index.

“Index Factor” means an amount equal to 1 + (2 × Index Performance Ratio)

“Index Performance Ratio” on any Monthly Valuation Date, any Valuation Date or the Final Valuation Date, as applicable, will be:

Index Closing Level – Monthly Initial Closing Level

Monthly Initial Closing Level

“Index Sponsor” means the entity responsible for creating and maintaining the Index as well as publishing the Index levels, which is currently International Securities Exchange (“ISE”).

“Indicative Value” means the value of this Security at a given time and date equal to (i) Current Principal Amount multiplied by the Index Factor calculated using the Intraday Indicative Value of the Index as of such time as the Index Closing Level minus (ii) the Accrued Fees as of such time and date, assuming such time and date is the Valuation Date, as calculated by the NYSE (or any successor) and published by Bloomberg (based in part on information provided by the Index Calculation Agent) or a successor via the facilities of the Consolidated Tape Association under the symbol “LSKYIV”.

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“Intraday Indicative Value of the Index” means the value, as calculated by the Index Calculation Agent, of the Index, as published by Bloomberg (or any successor) under the symbol “CPJ”.

“London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

“Market Disruption Event” with respect to the Index means any of the following, in each case as determined by the Calculation Agent in its sole discretion:

(a) suspension, absence or material limitation of trading in a material number of Index constituents for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

(b) suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index constituent equity interests in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

(c) the Index is not published; or

(d) in any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with the Company’s ability or the ability of any of the Company’s affiliates to unwind all or a material portion of a hedge with respect to the Securities that the Company or the Company’s affiliates have effected or may effect.

The following events will not be Market Disruption Events with respect to the Index:

(a) a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(b) a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index constituent equity interests.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index constituent equity interests are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

“Maturity Date” means the third Trading Day following the Final Valuation Date, which is scheduled to be October 4, 2041, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day, and subject to adjustments as provided under Section 3 hereof.

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“Monthly Initial Closing Level” means, for the initial calendar month, 175.71, the Index Closing Level on October 4, 2011. For each subsequent calendar month, the Monthly Initial Closing Level on the Monthly Reset Date will equal the Index Closing Level on the Monthly Valuation Date for the previous calendar month.

“Monthly Reset Date” means, for each calendar month, the first Trading Day of that month beginning on November 1, 2011 and ending on September 3, 2041, subject to adjustment as provided under Section 3 hereof; provided, however, that no Monthly Reset Date will occur on or after the Valuation Date or the Acceleration Date. October 1, 2041 will not be a Monthly Reset Date.

“Monthly Valuation Date” means, for each Monthly Reset Date, the last Trading Day of the previous calendar month beginning on October 31, 2011 and ending on August 30, 2041, subject to adjustment as provided under Section 3 hereof. September 30, 2041 will not be a Monthly Valuation Date.

“NYSE” means the New York Stock Exchange.

“Principal Amount” means $25.00 per Security.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by S&P or any successor, or any other comparable rating then used by that rating agency, or (ii) P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

“Redemption Date” means the third Business Day following the applicable Valuation Date. The first Redemption Date will be October 14, 2011. The final Redemption Date will be September 27, 2041; provided that, if a call notice has been issued or, if an acceleration upon minimum indicative value has been triggered, the last Valuation Date will be the third Trading Day prior to the Call Settlement Date or the Acceleration Settlement Date, as applicable.

“Redemption Fee” means, as of any date of determination, an amount per Security equal to the product of (i) 0.125% times (ii) the Current Principal Amount as of the applicable Valuation Date.

“Tracking Fee” means, as of any date of determination, an amount per Security equal to the product of (i) 0.60% per annum and (ii) the Current Indicative Value as of the immediately preceding Trading Day.

“Trading Day” means a Business Day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, NYSE Arca, NASDAQ and in the over-the-counter market for equity securities in the United States, and a Market Disruption Event has not occurred.

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“Valuation Date” means (i) with respect to an early redemption, the third Trading Day prior to the related Redemption Date, which day is also the first Trading Day following the date that the applicable redemption notice and redemption confirmation are delivered in compliance with the redemption procedures pursuant to Section 5 hereof, (ii) with respect to the Company’s exercise of its “Call Right” pursuant to Section 6 hereof, the third Trading Day prior to the Call Settlement Date, (iii) with respect to an acceleration upon minimum indicative value, the Acceleration Date, and (iv) with respect to the Maturity Date, the Final Valuation Date, in each case subject to adjustment as provided in Section 3 hereof. The “Final Valuation Date” will be the Trading Day that falls on October 1, 2041. If any of the applicable Valuation Dates, including the Final Valuation Date, is not a Trading Day, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day, but such delay will not exceed three Trading Days.

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1. Promise to Pay at Maturity or Call, or Upon Early Redemption or Acceleration

UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum, calculated as provided under (i) “Early Redemption” and elsewhere on the face of this Security on the applicable Redemption Date, in the case of any Securities in respect of which a Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, (ii) “Call Right” and elsewhere on the face of this Security on the Call Settlement Date, in the case of Securities subject to the Company’s exercise of its Call Right, (iii) “Acceleration upon Minimum Indicative Value” and elsewhere on the face of this Security on the Acceleration Settlement Date, in the case of Securities subject to acceleration, or (iv) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date, in the case of all other Securities.

2. Payment of Interest

The principal of this Security shall not bear interest.

3. Discontinuance or Modification of the Index; Market Disruption Event

If the Index Sponsor discontinues publication of or otherwise fails to publish the Index, and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index Closing Level for such Successor Index will be determined by the Calculation Agent by reference to the Successor Index on the dates and at the times as of which the Index Closing Levels for such Successor Index are to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to the Company and to the Holders of the Securities.

If the Index Sponsor discontinues publication of the Index prior to, and such discontinuation is continuing on any Monthly Valuation Date, any Valuation Date or the Final Valuation Date, as applicable, or any other relevant date on which the Index Closing Level is to be determined and the Calculation Agent determines that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on, any Monthly Valuation Date, any Valuation Date or the Final Valuation Date, as applicable, or any other relevant date on which the Index Closing Level is to be determined, then the Calculation Agent will determine the Index Closing Level using the closing level and published share weighting of each Index constituent included in the Index or Successor Index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Calculation Agent will cause notice thereof to be furnished to the Trustee, to the Company and to the Holders of the Securities.

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If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the level of the Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the levels for the Index or such Successor Index with reference to the Index or such Successor Index, as adjusted. The Calculation Agent will accordingly calculate the Index Performance Ratio, the Index Factor, the Current Principal Amount, the Current Indicative Value, the Accrued Fees, the Accrued Financing Charge, the Financing Level, the Accrued Tracking Fee, the Tracking Fee, the Redemption Fee, if any, the Cash Settlement Amount, if any, that the Company will pay the Holder at maturity, the Redemption Amount, if any, upon redemption, if applicable, the Call Settlement Amount, if any, that the Company will pay the Holder on the Call Settlement Date, if applicable, or the Acceleration Amount, if any, that the Company will pay the Holder on the Acceleration Settlement Date, if applicable, based on the relevant index levels calculated by the Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the level of the Index or such Successor Index to be a fraction of what it would have been if there had been no such modification, then the Calculation Agent will make such calculations and adjustments in order to arrive at a level for the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The determination of the Index Closing Level may be postponed if the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on any Monthly Valuation Date, any Valuation Date or the Final Valuation Date. In that event, the Monthly Valuation Date, Valuation Date or Final Valuation Date, as applicable, will be the next following Trading Day on which a Market Disruption Event does not occur and is not continuing. In no event, however, will a Monthly Valuation Date, Valuation Date or the Final Valuation Date be postponed by more than three Trading Days. If a Monthly Valuation Date, Valuation Date or the Final Valuation Date, as applicable, is postponed until the third Trading Day following the scheduled Monthly Valuation Date, Valuation Date or Final Valuation Date but a Market Disruption Event occurs or is continuing on such day, that day will nevertheless be the Monthly Valuation Date, Valuation Date or the Final Valuation Date, as applicable, and the Calculation Agent will make a good faith estimate in its sole discretion of the value of the Index for such day. All determinations and adjustments to be made by the Calculation Agent may be made in the Calculation Agent’s sole discretion.

Notwithstanding the occurrence of one or more Market Disruption Events with respect to the Index, the Calculation Agent in its discretion may waive its right to postpone the Index Closing Level if it determines that one or more of the Market Disruption Events has not and is not likely to materially impair its ability to determine the Index Closing Level on such date.

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4. Payment at Call or Maturity, or Upon Early Redemption or Acceleration

The payment of this Security that becomes due and payable on the Maturity Date, a Redemption Date, the Acceleration Settlement Date, or the Call Settlement Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided herein under “Payment at Maturity,” “Early Redemption,” “Acceleration upon Minimum Indicative Value,” and “Call Right,” respectively. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the principal referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity or call, or upon early redemption or acceleration of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5. Procedure for Early Redemption

Subject to the minimum redemption amount of 50,000 Securities, the Holder may require the Company to redeem the Holder’s Securities during the term of the Securities on any Redemption Date on or after October 14, 2011 through September 27, 2041, provided that such Holder instructs its broker or other Person through whom the Securities are held to (i) deliver a redemption notice to the Company via email no later than 12:00 noon (New York City time) on the Trading Day immediately preceding the applicable Valuation Date; (ii) deliver the signed redemption confirmation to the Company via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day; (iii) instruct the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and (iv) cause the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

6. Call Right

The Securities are subject to redemption upon not less than ten (10) calendar days’ prior notice on any Trading Day or after October 8, 2012 through and including the Maturity Date, as a whole and not in part, at the election of the Company. If the Company elects to redeem the Securities, the Holder will receive a cash payment equal to the Call Settlement Amount on the Call Settlement Date.

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7. Acceleration upon Minimum Indicative Value

If, at any time, the Indicative Value for the Securities on any Trading Day (1) equals $5.00 or less or (2) decreases 60% from the closing Indicative Value on the previous Monthly Valuation Date, all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by the Company for a cash payment equal to the Acceleration Amount.

8. Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including at maturity or call, or upon early redemption or acceleration, Market Disruption Events, the Index Performance Ratio, the Index Factor, the Current Principal Amount, the Current Indicative Value, the Accrued Fees, the Accrued Financing Charge, the Financing Level, the Financing Rate, the Accrued Tracking Fee, the Tracking Fee, the Redemption Fee, if any, the Cash Settlement Amount, if any, that the Company will pay the Holder at maturity, the Redemption Amount, if any, upon redemption, if applicable, the Call Settlement Amount, if any, that the Company will pay the Holder on the Call Settlement Date, if applicable, or the Acceleration Amount, if any, that the Company will pay the Holder on the Acceleration Settlement Date, if applicable, and whether any day is a Business Day or a Trading Day, and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent. The Holder of this Security shall not be entitled to any compensation from the Company for any loss suffered as a result of any determinations or calculations made by the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder.

The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent. Insofar as this Security provides for the Calculation Agent to determine the matters specified in the second preceding paragraph and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, affiliates of the Calculation Agent or affiliates of the Company.

9. Tax Characterization

By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Company (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat this Security for all U.S. federal income tax purposes as a pre-paid derivative contract with respect to the Index.

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10. Split or Reverse Split of the Securities

If the Current Principal Amount on any Trading Day is above $100.00, the Company may, but shall not be required to, initiate a 4-for-1 split of the Securities. If the Current Principal Amount on any Trading Day is below $10.00, the Company may, but shall not be required to, initiate a 1-for-4 reverse split of the Securities.

If the Securities are split, the terms of the Securities (including without limitation the Current Principal Amount) will be adjusted accordingly as described below. If the Securities undergo a 4-for-1 split, each Holder of a Security on the relevant record date will, after the split, hold four Securities. The record date for any split shall be the 9th Trading Day after the day on which the Company announces, by means of a press release specifying the date of the split, that it is exercising its right to initiate a split triggered by the Current Principal Amount being above $100.00. The Current Principal Amount on such record date would be divided by four to reflect the 4-for-1 split of the Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. The split will become effective at the opening of trading of the Securities on the Trading Day immediately following the record date.

In the case of a reverse split, the Company may address odd numbers of Securities in a manner determined by it in its sole discretion. If the Securities undergo a 1-for-4 reverse split, each Holder who holds four Securities on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below. The record date for any reverse split shall be the 9th Trading Day after the day on which the Company announces, by means of a press release specifying the date of the reverse split, that it is exercising its right to initiate a reverse split triggered by the Current Principal Amount being below $10.00. The Current Principal Amount on such record date would be multiplied by four to reflect the 1-for-4 reverse split of the Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Trading Day immediately following the record date.

In the case of a reverse split, Holders who own a number of Securities on the record date which is not evenly divisible by four will receive the same treatment as all other Holders for the maximum number of Securities they hold which is evenly divisible by four, and the Company will have the right to compensate Holders for their remaining or “partial” Securities in a manner determined by it in its sole discretion.

11. Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Call Settlement Date, the Redemption Date, the Acceleration Settlement Date or the Maturity Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date, Call Settlement Date, Acceleration Settlement

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Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

All dollar amounts related to determination of the Tracking Fee, the Accrued Financing Charges, the Accrued Fees, the Redemption Amount and Redemption Fee, if any, per Security, the Call Settlement, if any, per Security, the Acceleration Settlement Amount, if any, per Security, and the Cash Settlement Amount, if any, per Security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

12. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

13. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: October 7, 2011

UBS AG

By:

By:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated: October 7, 2011

U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE

By:
Authorized Signatory

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(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under the Indenture, dated as of November 21, 2000, as amended and supplemented by the First Supplemental Indenture, dated as of February 28, 2006 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to an aggregate initial offering price not to exceed $100,000,000 (or the equivalent thereof in any other currency or currencies or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge (“Taxes”) imposed upon or as a result of such payments by Switzerland or any jurisdiction in which a branch of the Company through which the Securities are issued is located (or any political subdivision or taxing authority thereof or therein) (a “Relevant Jurisdiction”), unless required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 1007 of the Indenture, pay such additional amounts (“Additional Amounts”) to the Holder of any Security who is not a resident of the Relevant Jurisdiction as may be necessary in order that every net payment of the principal of such Security and any other amounts payable on such Security, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in such Security to be then due and payable.

In addition to its ability to redeem this Security pursuant to the foregoing, if at any time as a result of any change in or amendment to the laws or regulations of a Relevant Jurisdiction affecting taxation, or a change in any application or interpretation of such laws or regulations (including the decision of any court or tribunal) either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Initial Trade Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than ten nor more

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than sixty days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve the relative economic position of the Company and the Holders of Outstanding Securities.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

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As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $25.00. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.